Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

On June 29, 2023, Immunome, Inc. (Immunome) entered into an Agreement and Plan of Merger and Reorganization (Merger Agreement) with Morphimmune Inc., (Morphimmune) and Ibiza Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Immunome (Merger Sub). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into Morphimmune, with Morphimmune surviving as a wholly owned subsidiary of Immunome (Merger).

On October 2, 2023, Immunome, Merger Sub and Morphimmune completed the Merger in accordance with the Merger Agreement whereby each outstanding share of Morphimmune capital stock was converted into the right to receive 0.3042 shares of Immunome common stock, which resulted in the issuance by Immunome of an aggregate of 8,835,710 shares of Immunome common stock to the stockholders of Morphimmune. In addition, there were 8,128,096 options outstanding to purchase shares of Morphimmune capital stock pursuant to the Morphimmune 2020 Equity Incentive Plan (Morphimmune Plan) that were converted into 2,472,563 options to purchase Immunome common stock and with a weighted average exercise price $1.29 per share. Immunome assumed the Morphimmune Plan and each such Morphimmune Option in accordance with the terms of the Morphimmune Plan and the terms of the stock option agreement by which such Morphimmune Option is evidenced.

Immediately following the consummation of the Merger and the PIPE Financing (as defined below), there were 42,729,097 shares of Immunome’s common stock outstanding, with prior Immunome stockholders collectively owning approximately 28.6% of the outstanding shares of Immunome common stock, prior Morphimmune stockholders collectively owning approximately 20.7% of the outstanding shares of Immunome common stock and the PIPE investors owning approximately 50.7% of the outstanding shares of Immunome common stock

As previously disclosed, on June 29, 2023, Immunome entered into subscription agreements (Subscription Agreement) with certain investors (PIPE Investors) pursuant to which upon completion of the Merger on October 2, 2023, Immunome sold 21,690,871 shares of Immunome common stock for an aggregate purchase price of $125.0 million to the PIPE Investors (PIPE Financing). The shares of Immunome common stock were sold to the PIPE Investors at a price per share equal to $5.75 and, in the case of affiliate investors, $5.91 per share, the consolidated closing bid price per share immediately preceding the entry into the Subscription Agreement.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting and estimates and the final accounting and estimates may occur as a result of changes in initial assumptions and related accounting, and the amount of cash used in Immunome’s operations, and other changes in Immunome’s assets and liabilities, which are expected to be completed after the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Immunome and Morphimmune would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. During preparation of the unaudited pro forma condensed combined financial information, management is in the process of conducting a review of Morphimmune’s accounting policies and has not noted material differences in accounting policies that would require an adjustment or reclassification of Morphimmunome’s results of operations or reclassification of assets or liabilities to conform to Immunome’s accounting policies and classifications.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (Securities Act) and presents the combined historical consolidated financial position and consolidated results of operations of Immunome and the historical combined financial position and results of operations of Morphimmune, adjusted to give effect to (i) the acquisition of Morphimmune as further described in Note 1 — Description of the Transaction ; and (ii) the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Merger, based on the historical financial statements and accounting records of Immunome and Morphimmune after giving effect to the Merger and the related pro forma adjustments as described in the notes included below.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, combine the historical statements of operations of Immunome and Morphimmune, giving effect to the Merger as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on September 30, 2023, and combines the historical balance sheets of Immunome and Morphimmune as of such date.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Immunome for the year ended December 31, 2022 and for the nine months ended September 30, 2023 which are filed in Immunome’s Form 10-K and 10-Q, respectively, and Morphimmune for the year ended December 31, 2022 and the nine months ended September 30, 2023 which are filed as Exhibit 99.1 and 99.2, respectively, to the Current Report on this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023

(in thousands)

	Immunone, Inc.	Morphimmune, Inc.	Transaction		Pro Forma
(in thousands)	(Historical)	(Historical)	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$90,641	$10,068	$53,675	A	$154,384
Prepaid expenses and other current assets	773	191	—		964
Total current assets	91,414	10,259	53,675		155,348
Property and equipment, net	1,172	646	—		1,818
Operating lease right of use asset, net	345	—	—		345
Restricted cash	100	—	—		100
Deferred offering costs	130	—	(130)	B	—
Total assets	$93,161	$10,905	$53,545		$157,611
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,786	$1,147	$(336)	C	$3,597
Accrued expenses and other current liabilities	3,369	2,614	(200)	C	5,783
Deferred revenue, current	16,956	—	—		16,956
Total current liabilities	23,111	3,761	(536)		26,336
Deferred revenue, non-current	2,852	—	—		2,852
Deposit liability	61,000	—	(61,000)	D	—
Other long-term liabilities	122	10	—		132
Total liabilities	87,085	3,771	(61,536)		29,320
Convertible preferred stock	—	32,302	(32,302)	E	—
Stockholders’ equity (deficit):
Common stock	1	1	2	F	4
Additional paid-in capital	136,248	750	202,281	F	339,279
Accumulated other comprehensive income	—	(1)	1	F	—
Accumulated deficit	(130,173)	(25,918)	(54,901)	F	(210,992)
Total stockholders’ equity (deficit)	6,076	(25,168)	147,383		128,291
Total liabilities, preferred stock and stockholders’ equity (deficit)	$93,161	$10,905	$53,545		$157,611

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
and Comprehensive Loss

For the Nine Ended September 30, 2023

(in thousands, except share and per share amounts)

	Immunome, Inc.	Morphimmune, Inc.	Transaction		Pro Forma
	(Historical)	(Historical)	Adjustments	Notes	Combined
Collaboration revenue	$10,192	—	—		$10,192
Operating expenses:
Research and development	13,452	8,104	—		21,556
General and administrative	11,617	6,863	—		18,480
Total operating expenses	25,069	14,967	—		40,036
Loss from operations	(14,877)	(14,967)	—		(29,844)
Non-operating income:
Interest income	705	105	—		810
Other income, net	—	139			139
Net loss	$(14,172)	$(14,723)	$—		$(28,895)
Other comprehensive loss:
Unrealized loss on available-for- sale debt securities	—	(1)	—		(1)
Total comprehensive loss	(14,172)	(14,724)	—		(28,896)

Per share information:
Net loss per share – basic and diluted	$(1.16)				$(0.68)
Weighted average common shares outstanding, basic and diluted	12,194,277		30,526,581	H	42,720,858

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

	Immunone, Inc.	MorphImmune, Inc.	Transaction		Pro Forma
	(Historical)	(Historical)	Adjustments	Notes	Combined
Operating expenses:
Research and development	$23,272	$4,172	$—		$27,444
General and administrative	13,629	3,256	792	I	17,677
Total operating expenses	36,901	7,428	792		45,121
Loss from operations	(36,901)	(7,428)	(792)		(45,121)
Non-operating income (expense):	—
Change in fair value of convertible notes	—	(45)	45	G	—
Interest expense	5	—	—		5
Other expense, net	—	(5)	—		(5)
Net loss	$(36,896)	$(7,478)	(747)		$(45,121)
Deemed dividend arising from warrant modification	(622)	—	—		(622)
Net loss attributable to common stockholders	(37,518)				(45,743)
Per share information: Net loss per share, basic and diluted	$(3.09)				$(1.07)
Weighted average common shares outstanding, basic and diluted	12,126,573		30,526,581	H	42,653,154

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1.    Description of Transactions and Basis of Presentation

Description of the Merger

On June 29, 2023, Immunome, Inc. (Immunome) entered into an Agreement and Plan of Merger and Reorganization (Merger Agreement) with Morphimmune Inc., (Morphimmune) and Ibiza Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Immunome (Merger Sub). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into Morphimmune, with Morphimmune surviving as a wholly owned subsidiary of Immunome (Merger).

On October 2, 2023, Immunome, Merger Sub and Morphimmune completed the Merger in accordance with the Merger Agreement whereby each outstanding share of Morphimmune capital stock was converted into the right to receive 0.3042 shares of Immunome common stock, which resulted in the issuance by Immunome of an aggregate of 8,835,710 shares of Immunome common stock to the stockholders of Morphimmune. In addition, there were 8,128,096 options outstanding to purchase shares of Morphimmune capital stock pursuant to the Morphimmune 2020 Equity Incentive Plan (Morphimmune Plan) that were converted into 2,472,563 options to purchase Immunome common stock and with a weighted average exercise price $1.29 per share. Immunome assumed the Morphimmune Plan and each such Morphimmune Option in accordance with the terms of the Morphimmune Plan and the terms of the stock option agreement by which such Morphimmune Option is evidenced.

Immediately following the consummation of the Merger and the PIPE Financing (as defined below), there were 42,729,097 shares of Immunome’s common stock outstanding, with prior Immunome stockholders collectively owning approximately 28.6% of the outstanding shares of Immunome common stock, prior Morphimmune stockholders collectively owning approximately 20.7% of the outstanding shares of Immunome common stock and the PIPE investors owning approximately 50.7% of the outstanding shares of Immunome common stock

As previously disclosed, on June 29, 2023, Immunome entered into subscription agreements (Subscription Agreement) with certain investors (PIPE Investors) pursuant to which upon completion of the Merger on October 2, 2023, Immunome sold 21,690,871 shares of Immunome common stock for an aggregate purchase price of $125.0 million to the PIPE Investors (PIPE Financing). The shares of Immunome common stock were sold to the PIPE Investors at a price per share equal to $5.75 and, in the case of affiliate investors, $5.91 per share, the consolidated closing bid price per share immediately preceding the entry into the Subscription Agreement.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared with the Merger being accounted for as an asset acquisition by Immunome of Morphimmune. Upon completion of the Merger, Immunome obtained control of Morphimmune’s assets consisting primarily of cash and in-process research and development (IPR&D) associated with Morphimmune’s programs and development candidates. In accordance with U.S. GAAP, Immunome must first assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. An initial screen test is completed to determine if substantially all of the fair value of the gross assets acquired of Morphimmune is concentrated in a single asset or group of similar assets. If that screen is met, the set is not considered a business and is accounted for as an asset acquisition. Immunome will account for the acquisition of Morphimmune as an asset acquisition as substantially all of the fair value of the gross assets being acquired of Morphimmune is concentrated within Morphimmune’s programs and development candidates which are considered a group of similar assets. These programs are deemed to be similar IPR&D assets being acquired based on the similarity of: (i) their current preclinical stage of development, (ii) solid tumor therapeutic indications, (iii) risks for development, (iv) regulatory pathway, and (v) economics of commercialization.

Under the asset acquisition method of accounting, the assets acquired and liabilities assumed are recognized and measured at fair value and no goodwill is recorded or recognized. Acquired IPR&D that has no future alternative use is expensed at the time of acquisition.

The pro forma adjustments reflecting the consummation of the Merger and PIPE Financing are based on certain currently available information and certain assumptions and methodologies that Immunome believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Immunome believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and PIPE Financing based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Immunome and Morphimmune would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger.

2.    Estimated Consideration and Preliminary Purchase Price Allocation

The fair value of the consideration totaling approximately $88.0 million, inclusive of the estimated Immunome transaction costs incurred after September 30, 2023 in connection with the asset acquisition, is summarized as follows (in thousands):

(in thousands)	Amount
Immunome common stock issued to Morphimmune shareholders	$72,453
Share-based equity awards allocated to consideration paid	14,708
Transaction costs	792
Total consideration transferred	$87,953

Total Immunome transaction costs are estimated to be $3.5 million of which $2.7 million was incurred and expensed through September 30, 2023.

For pro forma purposes, the fair value of the consideration transferred was calculated based on the closing stock price of Immunome’s common stock on October 2, 2023, which was $8.20 per share and based upon the vested and unvested balances of Morphimmune share-based awards as of the same date.

Allocation of the consideration transferred to the net assets acquired and based upon the net assets of Morphimmune as of September 30, 2023, was as follows (in thousands):

(in thousands)	Amount
Asset acquired:
Cash and cash equivalents	$10,068
Prepaid expenses and other current assets	191
Property and equipment	646
Total assets acquired	10,905

Liabilities assumed
Accounts payable	1,147
Accrued expenses and other liabilities	2,624
Total liabilities assumed	3,771
Net assets acquired	$7,134
In process research and development	$80,819
Total consideration	$87,953

The above allocation of the purchase price is based upon the net assets of Morphimmune as of September 30, 2023 and has not been adjusted for the net assets acquired on October 2, 2023. It is also based upon certain preliminary valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for this asset acquisition upon the finalization of more detailed analyses of the facts and circumstances that existed at the date of the Merger will change the allocation of the purchase price. As such, the purchase price allocations for the acquisition are preliminary estimates.

3.     Transaction Accounting Adjustments

A.	Reflects the remaining net proceeds received by Immunome in October 2023 from the concurrent PIPE Financing and the payment of transaction costs associated with the asset acquisition of Morphimmune that were not paid by Immunome as of September 30, 2023:

(amounts in thousands)	Immunone, Inc.
Proceeds from PIPE, net of fees	$54,998
Payment of transaction costs	(1,323)
Pro forma adjustment	$53,675

B.	Reclassification of deferred offering costs in connection with the completion of the PIPE Financing.

C.	Reflects the elimination of Immunome transaction costs and PIPE Financing costs of $531 and $5, respectively, that were included in Immunome’s accounts payable and accrued expenses as of September 30, 2023.

D.	Reclassification of the proceeds from the PIPE Financing that were received by Immunome prior to the closing of the merger and recorded as a deposit liability on Immunome’s September 30, 2023 balance sheet.

E.	Elimination of Morphimmune’s convertible preferred stock in exchange for Immunome’s common stock upon consummation of the Merger.

F.	Reflects the recording of the (i) elimination of Morphimmune historical equity balances, (ii) issuance of Immunome common stock to Morphimmune stockholders, (iii) issuance of share- based payment awards to Morphimmune option holders, (iv) the immediate expensing of acquired Morphimmune IPR&D as it has no future alternative use, (v) issuance of Immunome common stock in connection with the concurrent PIPE Financing:

			Additional
	Common Stock		paid-in	Accumulated other	Accumulated
(amounts in thousands)	Shares	Amount	Capital	comprehensive loss	Deficit	Total
Elimination of Morphimmune historical equity balances	—	$(1)	$(750)	$1	$25,918	$25,168
Issuance of common stock to Morphimmune shareholders	8,835,710	1	72,452	—	—	72,453
Issuance of share-based payments to Morphimmune	—	—	14,708	—	—	14,708
Expensing of acquired IPR&D with no future alternative use	—	—	—	—	(80,819)	(80,819)
Shares issued in connection with PIPE transaction	21,690,871	2	115,871	—	—	115,873
Pro forma adjustment	30,526,581	$2	$202,281	$1	$(54,901)	$147,383

G.	Reflects the elimination of the change in fair value of the Morphimmune convertible notes that subsequently converted into preferred stock.

H.	The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2023 and the pro forma net loss attributable to common stockholders for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted loss per share has been adjusted assuming that the estimated total number of shares of common stock of the combined company that will be issued in connection with the Merger and PIPE Financing have been outstanding for the entirety of all periods presented. The following table sets forth the calculation of the pro forma adjustment to the weighted-average number of common shares outstanding — basic and diluted.

	Nine Months Ended	Year Ended
	September 30, 2023	December 31, 2022
Issuance of common stock to Morphimmune shareholders	8,835,710	8,835,710
Shares issued in connection with PIPE transaction	21,690,871	21,690,871
Pro forma adjustment	30,526,581	30,526,581

I.	Reflects the recognition of Immunome’s estimated transaction costs to be incurred after September 30, 2023. The transaction costs are expensed as incurred as substantially all of the value acquired is within the Morphimmune IPR&D asset that has no alternative future use. These transaction costs will not affect the Combined Company’s statement of operations beyond 12 months after the Effective Time.